Exhibit 10.4

Description of Compensation Arrangements for Non-Executive Directors

Effective June 1, 2007, which is the start of the Board’s next annual pay cycle, Marsh & McLennan Companies, Inc. (“MMC”) will compensate its non-executive directors as follows:

Basic Annual Retainer.   All non-executive directors will receive a basic annual retainer of $100,000. Under the terms of MMC’s Directors’ Stock Compensation Plan, directors will receive one-quarter of this retainer in the form of MMC common stock. Directors may elect to receive the remainder of the basic annual retainer in cash, common stock or a combination thereof.

Annual Stock Grant.   On June 1 of each year, all non-executive directors will receive an annual grant of MMC common stock with a market value of $100,000 on the grant date.

Supplemental Annual Retainers for Committee Chairs.   The chairs of the Board’s audit, compensation, compliance, and directors and governance committees will each receive a supplemental annual retainer of $15,000.

Supplemental Annual Retainer for Non-Executive Chairman.   The Board’s non-executive chairman will receive a supplemental annual retainer of $150,000. The non-executive chairman may elect to receive this amount in cash, common stock or a combination thereof.